CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated November 26, 2008 relating to AllianceBernstein Municipal Income Fund II, (comprising of the Arizona, Florida, Massachusetts, Michigan, Minnesota, New Jersey, Ohio, Pennsylvania and Virginia Portfolios) for the fiscal year ended September 30, 2008 which is incorporated by reference in this Post Effective Amendment No. 24 Registration Statement (Form N-1A No. 811-07618) of AllianceBernstein Municipal Income Fund II.





                                                          ERNST & YOUNG LLP



New York, New York
January 27, 2009